Exhibit 1.2

EXECUTION VERSION

HASBRO, INC.

2.600% Notes due 2022

3.000% Notes due 2024

3.550% Notes due 2026

3.900% Notes due 2029

SIXTH SUPPLEMENTAL INDENTURE

Dated as of November 19, 2019

to

Indenture Dated as of March 15, 2000

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION,

AS SUCCESSOR TRUSTEE TO THE BANK OF NOVA SCOTIA TRUST COMPANY OF

NEW YORK

as Original Trustee

U.S. BANK NATIONAL ASSOCIATION

as Series Trustee

This SIXTH SUPPLEMENTAL INDENTURE (the “Sixth Supplemental Indenture”) dated as of November 19, 2019 among HASBRO, INC., a Rhode Island corporation (the “Company”), THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION (as successor trustee to THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK), as the original trustee (the “Original Trustee”), and U.S. BANK NATIONAL ASSOCIATION, as the series trustee (the “Series Trustee” and, together with the Original Trustee, the “Trustees” ).

RECITALS

WHEREAS, the Company and the Original Trustee have heretofore executed and delivered an Indenture dated as of March 15, 2000 (together with the First Supplemental Indenture, dated as of September 17, 2007, the Second Supplemental Indenture, dated as of May 13, 2009, the Third Supplemental Indenture, dated as of March 11, 2010, the Fourth Supplemental Indenture, dated as of May 13, 2014 and the Fifth Supplemental Indenture, dated as of September 13, 2017, the “Original Indenture” and, together with this Sixth Supplemental Indenture, the “Indenture”) to provide for the issuance of the Company’s debt securities in one or more series;

WHEREAS, Sections 2.01, 3.01 and 9.01 of the Original Indenture provide, among other things, that the Company and the Original Trustee may, without the consent of Holders, enter into indentures supplemental to the Original Indenture to provide for specific terms applicable to any series of notes;

WHEREAS, the Company desires to provide for the issuance of four new series of debt securities to be designated as the 2.600% Notes due 2022 (the “2022 Notes”), the 3.000% Notes due 2024 (the “2024 Notes”), the 3.550% Notes due 2026 (the “2026 Notes”) and the 3.900% Notes due 2029 (the “2029 Notes” and, together with the 2022 Notes, the 2024 Notes and the 2026 Notes, the “Notes”) and to set forth the terms that will be applicable thereto and the form thereof;

WHEREAS, the Company desires to appoint the Series Trustee as the Trustee under the Indenture solely with respect to each series of Notes and the Series Trustee is willing to accept such appointment;

WHEREAS, Section 9.01 of the Original Indenture provides, among other things, that the Company may, without the consent of Holders, enter into a supplemental indenture to the Original Indenture to evidence the appointment of, and acceptance of such appointment by, a successor trustee in connection with the issuance of one or more series of Securities and has requested the Original Trustee join in the execution of this Sixth Supplemental Indenture for the sole and limited purpose of compliance with Section 9.01 of the Original Indenture;

WHEREAS, the Company desires the Original Trustee to continue to serve as the Trustee under the Indenture with respect to all of the series of Securities as to which it has served and continues to serve as Trustee under the Original Indenture and for all other purposes under the Original Indenture (other than with respect to each series of Notes issued pursuant to this Sixth Supplemental Indenture);

WHEREAS, in accordance with Sections 1.02, 7.01 and 9.03 of the Original Indenture, the Company has delivered to the Trustees an Officers’ Certificate and Opinion of Counsel stating that the execution of this Sixth Supplemental Indenture is authorized or permitted by the Indenture and that all conditions precedent have been complied with and, accordingly, this Sixth Supplemental Indenture, the amendments set forth herein and the Trustees’ execution of this Sixth Supplemental Indenture are authorized pursuant to the Original Indenture; and

WHEREAS, all action on the part of the Company necessary to make this Sixth Supplemental Indenture a valid agreement of the Company and to authorize the issuance of the Notes under the Original Indenture (as supplemented hereby) has been duly taken;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

APPLICATION OF SIXTH SUPPLEMENTAL INDENTURE

AND CREATION OF NOTES

Section 1.01. Application of this Sixth Supplemental Indenture.

Notwithstanding any other provision of this Sixth Supplemental Indenture, the provisions of this Sixth Supplemental Indenture, including the covenants set forth herein, are expressly and solely for the benefit of each series of Notes.

Section 1.02. Effect of Sixth Supplemental Indenture.

With respect to the Notes only, the Original Indenture shall be supplemented pursuant to Sections 2.01, 3.01 and 9.01 thereof to establish the terms of the Notes as set forth in this Sixth Supplemental Indenture, including as follows:

(a)	the definitions set forth in Article One of the Original Indenture shall be modified to the extent provided in Article VI of this Sixth Supplemental Indenture;

(b)

the form and terms of the securities representing the Notes required to be established pursuant to Sections 2.01 and 3.01 of the Original Indenture shall be established in accordance with Sections 1.03, 1.04, 1.05, 1.06, 1.07 and 1.08 of this Sixth Supplemental Indenture;

(c)

the provisions of Article Ten of the Original Indenture regarding certain covenants of the Company shall be supplemented and amended by the provisions of Article VIII of this Sixth Supplemental Indenture;

(d)	the provisions of Article Six of the Original Indenture regarding certain Events of Default shall be supplemented and amended by the provisions of Article IX of this Sixth Supplemental Indenture;

(e)

the provisions of Article Five of the Original Indenture regarding Satisfaction, Discharge and Defeasance shall be supplemented and amended by the provisions of Article X of this Sixth Supplemental Indenture;

(f)

the provisions of Article Eight of the Original Indenture regarding Consolidation, Merger or Sale shall be supplemented and amended by the provisions of Article XI of this Sixth Supplemental Indenture; and

(g)	the provisions of Article Nine of the Original Indenture regarding Supplemental Indentures shall be supplemented and amended by the provisions of Article XII of this Sixth Supplemental Indenture.

Section 1.03. Designation and Amount of Notes.

There is hereby established four new series of Securities to be issued under the Indenture, to be designated as the “2.600% Notes due 2022”, “3.000% Notes due 2024”, “3.550% Notes due 2026” and “3.900% Notes due 2029”. The initial maximum aggregate principal amount of the Notes that may be authenticated and delivered under this Sixth Supplemental Indenture shall not exceed (i) $300,000,000 of 2022 Notes, (ii) $500,000,000 of 2024 Notes, (iii) $675,000,000 of 2026 Notes and (iv) $900,000,000 of 2029 Notes, except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, Notes pursuant to Section 3.03, 3.04, 3.05 or 3.06 of the Original Indenture , and unless the applicable series of Notes is “reopened” by issuing additional Notes of such series (the “Additional Notes”), in each case in an amount or amounts and registered in the names of such Persons as shall be set forth in any written order of the Company for the authentication and delivery of the applicable series of Notes pursuant to Section 3.03 of the Original Indenture.

Section 1.04. Terms; Form of Security.

The Company shall issue any Additional Notes by adopting a Board Resolution in the manner set forth in Section 3.01 of the Original Indenture providing for the terms of such issuance. Notwithstanding the foregoing, the Notes are issuable in fully registered form as a global Security without coupons and shall be in substantially the form of Exhibit A. Within 14 days after the occurrence of any Event of Default, upon request of the Depositary, the Company shall execute, and the Series Trustee upon receipt of a Company Order shall authenticate and deliver, in exchange for a series of Notes in global form, the Notes of such series in certificated form in authorized denominations for an aggregate principal amount requested by the Depositary up to the principal amount of the Notes of such series in global form. The Notes are not issuable in bearer form. The terms and provisions contained in the form of Note shall constitute, and are hereby expressly made, a part of this Sixth Supplemental Indenture and the Company, by its execution and delivery of this Sixth Supplemental Indenture, expressly agrees to such terms and provisions and to be bound thereto. Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends and endorsements as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and are not inconsistent with the provisions of the Indenture (and which do not affect the rights, duties or immunities of the Series Trustee), or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed.

Section 1.05. Payment of Principal and Interest.

(a) The 2022 Notes shall mature, and the principal of the 2022 Notes shall be due and payable in Dollars to the Holders of such Notes, together with all accrued and unpaid interest thereon, on November 19, 2022. The 2024 Notes shall mature, and the principal of the 2024 Notes shall be due and payable in Dollars to the Holders of such Notes, together with all accrued and unpaid interest thereon, on November 19, 2024. The 2026 Notes shall mature, and the principal of the 2026 Notes shall be due and payable in Dollars to the Holders of such Notes, together with all accrued and unpaid interest thereon, on November 19, 2026. The 2029 Notes shall mature, and the principal of the 2029 Notes shall be due and payable in Dollars to the Holders of such Notes, together with all accrued and unpaid interest thereon, on November 19, 2029.

(b) (i) The Notes shall bear interest from and including November 19, 2019, or from the most recent Interest Payment Date on which interest has been paid or provided for until the principal thereof becomes due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum. The 2022 Notes shall bear interest at 2.600% per annum, the 2024 Notes shall bear interest at 3.000% per annum, the 2026 Notes shall bear interest at 3.550% per annum and the 2029 Notes shall bear interest at 3.900% per annum.

(ii) The interest rate payable on each series of Notes will be subject to adjustment from time to time if either Moody’s or S&P or, if either of Moody’s or S&P ceases to rate the Notes of the applicable series or fails to make a rating of the Notes of such series publicly available, in each case for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be (a “Substitute Rating Agency”), downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the Notes of such series, in the manner described in this Section 1.05(b)(ii).

If the rating assigned by Moody’s (or any Substitute Rating Agency therefor) of the Notes of the applicable series is decreased to a rating set forth in the immediately following table, the interest rate on the Notes of such series will increase from the interest rate payable on such series of Notes on the date of this Sixth Supplemental Indenture by an amount equal to the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under “S&P Rating Percentage”):

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If the rating assigned by S&P (or any Substitute Rating Agency therefor) of the Notes of the applicable series is decreased to a rating set forth in the immediately following table, the interest rate on the Notes of such series will increase from the interest rate payable on the applicable series of Notes on the date of this Sixth Supplemental Indenture by an amount equal to the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under “Moody’s Rating Percentage”):

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If at any time the interest rate on the Notes of the applicable series has been increased and either Moody’s or S&P (or, in either case, a Substitute Rating Agency therefor), as the case may be, subsequently upgrades its rating of the Notes of such series to any of the ratings set forth above, the interest rate on the Notes of such series will be decreased such that the interest rate on the Notes of such series equals the interest rate payable on the Notes on the date of this Sixth Supplemental Indenture plus the percentages set forth opposite the ratings from the tables above in effect immediately following the upgrade in rating. If Moody’s (or any Substitute Rating Agency therefor) subsequently upgrades its rating of the Notes of such series to Baa3 (or its equivalent, in the case of a Substitute Rating Agency) or higher, and S&P (or any Substitute Rating Agency therefor) upgrades its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the Notes of such series will be decreased to the interest rate payable on the Notes on the date of this Sixth Supplemental Indenture (and if one such upgrade occurs and the other does not, the interest rate on the Notes of such series will be decreased so that it does not reflect any increase attributable to the upgrading rating agency). In addition, the interest rates on the Notes of a series will permanently cease to be subject to any adjustment in this Section 1.05(b)(ii) (notwithstanding any subsequent downgrade in the ratings by either or both rating agencies) if the Notes of such series become rated Baa1 and BBB+ (or, in either case, the equivalent thereof, in the case of a Substitute Rating Agency) or higher by Moody’s and S&P (or, in either case, a Substitute Rating Agency therefor), respectively (or one of these ratings if the Notes of such series are only rated by one rating agency).

Each adjustment required by any downgrade or upgrade in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a Substitute Rating Agency therefor), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the Notes of the applicable series be reduced to below the interest rate payable on the Notes on the date of this Sixth Supplemental Indenture or (2) the total increase in the interest rate on the Notes of the applicable series exceed 2.00% above the interest rate payable on the applicable series of Notes on the date of this Sixth Supplemental Indenture.

No adjustments to the interest rate on the Notes of the applicable series shall be made solely as a result of a rating agency ceasing to provide a rating of the Notes of such series. If at any time Moody’s or S&P ceases to provide a rating of the Notes of such series, the Company shall use commercially reasonable efforts to obtain a rating of the Notes of such series from a Substitute Rating Agency, if one exists, in which case, for purposes of determining any increase or decrease in the interest rate on the Notes of such series pursuant to the tables above (1) such Substitute Rating Agency will be substituted for the last rating agency to provide a rating of the Notes of such series but which has since ceased to provide such rating, (2) the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (3) the interest rate on the Notes of such series will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the applicable series of Notes on the date of this Sixth Supplemental Indenture plus the appropriate percentage, if any, set forth opposite the deemed equivalent rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (2) of this paragraph) (plus any applicable percentage resulting from a decreased rating by the other rating agency).

For so long as only one rating agency provides a rating of the Notes of the applicable series, any subsequent increase or decrease in the interest rate on the Notes of such series necessitated by a reduction or increase in the rating by the rating agency providing the rating shall be twice the applicable percentage set forth in the applicable table above. For so long as neither Moody’s nor S&P (nor, in either case, a Substitute Rating Agency therefor) provides a rating of the Notes of the applicable series, the interest rate on the Notes of such series will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the applicable series of Notes on the date of this Sixth Supplemental Indenture.

Any interest rate increase or decrease described above will take effect from the first Interest Payment Date following the date on which a rating change occurs that requires an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the next Interest Payment Date following the date on which a rating change occurs. If Moody’s or S&P (or, in either case, a Substitute Rating Agency therefor) changes its rating of the Notes of the applicable series more than once prior to any particular Interest Payment Date, the last change by such agency prior to such Interest Payment Date will control for purposes of any interest rate increase or decrease with respect to the Notes of such series pursuant to this Section 1.05(b)(ii) relating to such rating agency’s action. If the interest rate payable on the Notes of the applicable series is increased as described above, the term “interest,” as used with respect to the Notes of such series, will be deemed to include any such additional interest unless the context otherwise requires.

The Company shall advise the Series Trustee and the Holders of each series of Notes of any occurrence of a rating change that requires an interest rate increase or decrease described above within five business days of such rating change.

(c) Interest on each series of Notes shall be calculated on the basis of a 360-day year comprised of twelve 30-day months. Interest on each series of Notes shall be payable semi-annually in arrears in Dollars on May 19 and November 19 of each year, commencing on May 19, 2020 (each such date, an “Interest Payment Date” for the purposes of the Notes under this Sixth Supplemental Indenture). Payments of interest shall be made to the Person in whose name a Note (or predecessor Note) is registered (which shall initially be the Depositary) at the close of business on May 4 or November 4, as the case may be (whether or not a Business Day), next preceding such Interest Payment Date (each such date, a “Regular Record Date” for the purposes of the Notes under this Sixth Supplemental Indenture).

(d) If an Interest Payment Date, the maturity date, any redemption date, or any earlier required repurchase date with respect to the Notes falls on a day that is not a Business Day, the payment will be made on the next Business Day with the same force and effect as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date or the maturity date, as the case may be, to the date the payment is made.

(e) For so long as any series of Notes is represented in global form by one or more global Securities, all payments of principal and interest shall be made by the Company by wire transfer of immediately available funds in Dollars to the Depositary or its nominee, as the case may be, as the registered owner of the global Security representing such series of Notes. In the event that definitive Notes shall have been issued, all payments of principal and interest in respect of such Notes shall be made by the Company by wire transfer of immediately available funds in Dollars to the accounts of the registered Holders thereof; provided, that the Company may elect to make such payments at the Corporate Trust Office of the Paying Agent; and provided further, that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Note.

(f) The Notes shall trade in the Depositary’s Same-Day Funds Settlement System until Stated Maturity (or until they are subject to acceleration pursuant to Article VI of the Original Indenture) and secondary market trading activity in the Notes may be required by the Depositary to settle in immediately available funds.

(g) Each series of Notes is subject to redemption by the Company in whole or in part in the manner described herein.

Section 1.06. Ranking.

The Notes shall be general unsecured obligations of the Company. Each series of Notes shall rank pari passu in right of payment with all unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company.

Section 1.07. Security Registrar and Paying Agent.

The Company hereby initially appoints the Series Trustee as Paying Agent and Security Registrar for each series of Notes. The Company may change the Paying Agent and Security Registrar with respect to any series of Notes without prior notice to the Holders of such Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Security Registrar. The Company initially appoints the Series Trustee to act as Depositary custodian with respect to Notes in global form. The Company has entered into a letter of representations with the Depositary with respect to Notes in global form in the form provided by the Depositary, and the Series Trustee and each agent are hereby authorized to act in accordance with such letter and the Depositary’s applicable procedures. In acting hereunder and in connection with the Notes, the Paying Agent, Security Registrar and custodian shall act solely as agent of the Company and will not assume any fiduciary duty or other obligation to, or relationship of agency or trust for or with, any of the owners or Holders of the Notes.

Section 1.08. Sinking Fund.

No series of Notes is subject to any sinking fund.

ARTICLE II

APPOINTMENT OF SERIES TRUSTEE

Section 2.01. Appointment of Series Trustee.

(a) Pursuant to Section 7.07(2) of the Original Indenture, the Company hereby appoints the Series Trustee as Trustee under the Indenture with respect to each series of Notes, and vests in and confirms with the Series Trustee all rights, powers, trusts, privileges, immunities, indemnities, duties and obligations of the Trustee under the Indenture, including but not limited to its rights to be compensated, reimbursed and indemnified, with respect to each series of Notes. With respect to each series of Notes, all references to the Trustee in the Original Indenture shall be understood to be references to the Series Trustee, unless the context requires otherwise.

(b) There shall continue to be vested in and confirmed with the Original Trustee all of its rights, powers, trusts, privileges, duties and obligations as Trustee under the Original Indenture with respect to all of the series of Securities as to which it has served and continues to serve as Trustee under the Original Indenture.

Section 2.02. Corporate Trust Office.

For any purposes relating to any series of Notes or the Series Trustee, references in the Original Indenture to the “Corporate Trust Office” shall be deemed to refer to the corporate trust office of the Series Trustee, which is (i) solely for purposes of surrender for registration of transfer or exchange or for presentation for payment or repurchase or for conversion is located at 111 Fillmore Avenue, St. Paul, MN 55107, Attention: Global Corporate Trust Service—Hasbro, Inc., and (ii) for all other purposes is located at One Federal Street, 10th Floor, Boston, MA 02110, Attention: Global Corporate Trust Services—Hasbro, Inc., or any other office of the Series Trustee at which, any particular time, this Sixth Supplemental Indenture shall be administered.

Section 2.03. Series Trustee’s Limitation of Liability.

The parties hereto agree that this Sixth Supplemental Indenture does not constitute an assumption by the Series Trustee of any liability of the Original Trustee arising out of any act or omission of the Original Trustee in the performance of any of its duties or obligations as Trustee under the Original Indenture or by any agent or representative of the Original Trustee, including, without limitation, any act of bad faith, breach, negligence or willful misconduct by the Original Trustee or any agent or representative thereof. For the avoidance of doubt, in no event shall the Series Trustee be liable or responsible for any punitive, special, indirect or consequential loss or damage of any kind whatsoever, even if the Series Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 2.04. Original Trustee’s Limitation of Liability.

The parties hereto agree that the Original Trustee shall not have any liability in connection with any acts or omissions taken or not taken by the Series Trustee in the performance or non-performance of any of its duties as Trustee under the Indenture with respect to any series of Notes or by any representatives of the Series Trustee.

Section 2.05. Series Trustee’s Indemnity.

The Company agrees to indemnify the Series Trustee for, and to hold it harmless against, any loss, liability or expense (including the reasonable compensation and the expenses and disbursements of its agents and counsel) arising out of or in connection with the performance or non-performance by the Original Trustee of its duties or obligations under the Original Indenture, including the costs and expenses of defending itself against any claim or liability in connection therewith. This indemnification shall survive the termination of this Sixth Supplemental Indenture.

Section 2.06. Original Trustee’s Indemnity.

The Company agrees to indemnify the Original Trustee for, and to hold it harmless against, any loss, liability or expense (including the reasonable compensation and the expenses and disbursements of its agents and counsel) arising out of or in connection with the performance or non-performance by the Series Trustee of its duties or obligations under the Indenture with respect to the Notes, including the costs and expenses of defending itself against any claim or liability in connection therewith. This indemnification shall survive the termination of the Indenture and resignation or removal of the Original Trustee.

ARTICLE III

THE ORIGINAL TRUSTEE

Section 3.01. Reserved.

Section 3.02. Acknowledgments.

The Original Trustee hereby acknowledges that it will not serve as the Trustee under the Original Indenture with respect to any series of Notes. The parties hereto expressly acknowledge and agree that the (1) the Original Trustee shall have (i) no duties or obligations of any kind (under the Indenture or otherwise) with respect to any series of Notes or the issuance thereof and (ii) no responsibility or liability for the sufficiency or effectiveness of this Sixth Supplemental Indenture, and (2) the Series Trustee shall have no duties or obligations of any kind (under the Indenture or otherwise) except with respect to the Notes and the issuance thereof (including any Additional Notes of any series of Notes) and any future series of Securities issued under the Indenture in respect of which the Series Trustee agrees to act as Trustee. All of the provisions contained in the Indenture in respect of the rights, privileges and immunities of the Trustee, including but not limited to its rights to be compensated, reimbursed and indemnified, shall be applicable to the Original Trustee in respect of this Sixth Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 3.03. Duties Under Sixth Supplemental Indenture.

The Original Trustee shall have no duties or obligations under or in respect of this Sixth Supplemental Indenture, and no implied duties or obligations of any kind shall be read into this Sixth Supplemental Indenture on the part of the Original Trustee.

ARTICLE IV

THE SERIES TRUSTEE

Section 4.01. Representations and Warranties.

The Series Trustee hereby represents and warrants to the Original Trustee and the Company that:

(a) The Series Trustee is qualified and eligible under the provisions of Section 7.07(4) of the Original Indenture to act as Trustee under the Indenture and the Trust Indenture Act of 1939, as amended.

(b) This Sixth Supplemental Indenture has been duly authorized, executed and delivered on behalf of the Series Trustee and constitutes its legal, valid and binding obligation.

Section 4.02. Duties Under Indenture.

The Series Trustee shall have no duties or obligations of any kind (under the Indenture or otherwise) except with respect to the Notes and the issuance thereof (including any Additional Notes of any series of Notes) and any future series of Securities issued under the Indenture in respect of which the Series Trustee agrees to act as Trustee.

ARTICLE V

THE COMPANY

Section 5.01. Representations and Warranties.

The Company hereby represents and warrants to the Series Trustee and the Original Trustee on the date of this Sixth Supplemental Indenture that:

(a) The Company is a corporation duly and validly organized and existing pursuant to the laws of the State of Rhode Island.

(b) The Original Indenture was validly and lawfully executed and delivered by the Company and is in full force and effect.

(c) No event has occurred and is continuing to occur that is, or after notice or lapse of time would become, an Event of Default under the Indenture.

(d) There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any action or omission by the Company under the Indenture.

(e) This Sixth Supplemental Indenture has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to the general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or law).

(f) All conditions precedent relating to the appointment of the Series Trustee as a Trustee under the Indenture have been complied with by the Company.

Section 5.02. Deliverables.

The Company shall execute and deliver such further instruments as the Series Trustee may reasonably require so as to more fully and certainly vest in and confirm with the Series Trustee all rights, powers, duties and obligations hereby vested in the Series Trustee. Without limiting the generality of the foregoing, and for the avoidance of doubt, the Company hereby expressly agrees that all reports, Opinions of Counsel, Officer Certificates, compliance certificates and other documents required to be delivered from time to time pursuant to the terms of the Original Indenture shall be delivered and addressed to each of the Original Trustee (to the extent required under the Original Indenture) and the Series Trustee (for so long as the Notes remain outstanding).

ARTICLE VI

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 6.01. Definitions.

(a) All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Original Indenture.

(b) The following are definitions used in this Sixth Supplemental Indenture; if a term is defined both herein and in the Original Indenture, the definition in this Sixth Supplemental Indenture shall govern with respect to the Notes.

“Arrangement Agreement” means the agreement dated as of August 22, 2019, among the Company, 11573390 Canada Inc., a Canadian corporation and wholly owned subsidiary of the Company, and Entertainment One Ltd., a Canadian corporation.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value of the obligation of the lessee for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The present value of such obligation will be discounted at the rate of interest implicit in the terms of the lease involved in the Sale and Leaseback Transaction, as determined in good faith by the Company’s Board of Directors.

“Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by all the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies, provided that no such extension shall occur if on such 60th day the Notes are rated Investment Grade by at least one of such Rating Agencies and is not subject to review for possible downgrade by such Rating Agency); provided further that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if any of the Rating Agencies making the reduction in rating that would otherwise be recognized by this definition does not announce or publicly confirm or inform the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s Subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its Subsidiaries;

(2) the adoption of a plan relating to the Company’s liquidation or dissolution; or

(3) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its wholly-owned Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of the Company’s Voting Stock, measured by voting power rather than number of shares; provided that a merger shall not constitute a “change of control” under this definition if (i) the sole purpose of the merger is the Company’s reincorporation in another state and (ii) the Company’s shareholders and the number of shares of the Company’s Voting Stock, measured by voting power and number of shares, owned by each of them immediately before and immediately following such merger are identical.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the series of the Notes to be redeemed (assuming, in the case of the 2024 Notes, the 2026 Notes and the 2029 Notes, such Notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of Notes to be redeemed (assuming, in the case of the 2024 Notes, the 2026 Notes and the 2029 Notes, such Notes matured on the applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four of such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Consolidated Net Tangible Assets” means, as determined at any time, the aggregate amount of assets included on the Company’s consolidated balance sheet, less applicable reserves, after deducting therefrom:

(a) all current liabilities of the Company and its Subsidiaries, which includes current maturities of long-term indebtedness; and

(b) the total of the net book values of all assets of the Company and its Subsidiaries properly classified as intangible assets under U.S. generally accepted accounting principles,

in each case, as of the end of the last fiscal quarter for which internal financial information is available at the time of the calculation and after giving pro forma effect to any investments, acquisitions or dispositions occurring subsequent to such date, as well as any transaction giving rise to the need to calculate Consolidated Net Tangible Assets (including the application of the proceeds therefrom, as applicable).

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Par Call Date” means (i) October 19, 2024 for the 2024 Notes, (ii) September 19, 2026 for the 2026 Notes and (iii) August 19, 2029 for the 2029 Notes.

“Principal Property” means any real property, manufacturing plant, warehouse, office building or other physical facility or other like depreciable physical asset of the Company or of any Subsidiary, whether owned at or acquired after the date of the Indenture, having a net book value at the time of the determination in excess of the greater of 5% of Consolidated Net Tangible Assets and $150,000,000. This definition excludes, in each case, any of the above which in the good faith of the Board of Directors is not of material importance to the total business conducted by the Company and its Subsidiaries as a whole.

“Prospectus” means the Company’s final prospectus supplement dated November 13, 2019, together with the basic prospectus dated September 5, 2017, relating to the offering and sale of the Notes.

“Quotation Agent” means any Reference Treasury Dealer appointed by the Company.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of such Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization,” within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Reference Treasury Dealer” means (i) each of BofA Securities, Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer, and (ii) at least three other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing or use by the Company or any Subsidiary of any Principal Property (other than any arrangement among the Company and its Subsidiaries), whether owned at the date of the Original Indenture or thereafter acquired, excluding temporary leases of a term, including any renewal period, of not more than three years, which Principal Property has been or is to be sold or transferred by the Company or a Subsidiary to a Person with an intention of taking back a lease of the property.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Section 6.02. Other Definitions.

Term	Defined in Section
“Acquisition”	7.02(a)

“Additional Notes”	1.03

“Authorized Officers”	13.10

“Change of Control Payment Date”	8.01(a)

“Company”	Introduction

“Electronic Means”	13.10

“Fifth Supplemental Indenture”	Introduction

“Indenture”	Recitals

“Instructions”	13.10

“Interest Payment Date”	1.05(c)

“Notes”	Recitals

“Original Indenture”	Recitals

“Original Trustee”	Introduction

“Redemption Notice Date”	7.02(b)

“Regular Record Date”	1.05(c)

“Second Change of Control Payment Date”	8.01(f)

“security interest”	8.02

“Substitute Rating Agency”	1.05(b)(ii)

“Successor Company”	11.01(a)

“Series Trustee”	Introduction

“Sixth Supplemental Indenture”	Introduction

“Special Mandatory Redemption Date”	7.02(b)

“Special Mandatory Redemption Price”	7.02(a)

“Special Mandatory Redemption Outside Date”	7.02(a)

ARTICLE VII

REDEMPTION

Section 7.01. Optional Redemption.

(a) Prior to the applicable Par Call Date in the case of the 2024 Notes, the 2026 Notes and the 2029 Notes, and at any time in the case of the 2022 Notes, the Notes will be redeemable, in whole at any time or in part from time to time, at the Company’s option at a redemption price equal to the greater of:

(i)	100% of the principal amount of the Notes to be redeemed; and

(ii)

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 15 basis points (in the case of the 2022 Notes), 25 basis points (in the case of the 2024 Notes), 30 basis points (in the case of the 2026 Notes) or 35 basis points (in the case of the 2029 Notes), plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

In addition, on and after the applicable Par Call Date for the 2024 Notes, the 2026 Notes and the 2029 Notes, such series of Notes will be redeemable, in whole at any time or in part from time to time, at the Company’s option at a redemption price equal to 100% of the principal amount of such series of Notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a redemption date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the Regular Record Date in accordance with the Notes and the Indenture.

(b) Notice of any redemption will be mailed (or with respect to global Securities, to the extent permitted or required by applicable Depositary procedures or regulations, sent electronically) at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed by the Company or by the Series Trustee on the Company’s behalf; provided that notice of redemption may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Notes. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by the Depositary, in the case of Notes represented by a global Security, or by the Series Trustee by lot or a method the Series Trustee otherwise deems to be fair and appropriate, in the case of Notes that are not represented by a global Security. Calculation of the redemption price will be made by the Company or on the Company’s behalf by such Person as the Company shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Series Trustee.

Section 7.02. Special Mandatory Redemption

(a) If (i) the Company does not consummate the acquisition of Entertainment One Ltd. contemplated by the Arrangement Agreement (the “Acquisition”) on or prior to March 30, 2020 (the “Special Mandatory Redemption Outside Date”), (ii) the Company gives written notice to the Series Trustee that the Arrangement Agreement has been terminated or (iii) the Company determines in its reasonable judgment that the Acquisition will not be consummated (in which case, the Company will give written notice thereof to the Series Trustee), each series of Notes will be redeemed in accordance with this Section 7.02 in whole at a special mandatory redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of such Notes being redeemed, plus accrued and unpaid interest on the principal amount of such Notes to, but excluding, the Special Mandatory Redemption Date.

(b) If (i) the Company does not consummate the Acquisition on or prior to the Special Mandatory Redemption Outside Date, the Company will promptly give written notice thereof to the Series Trustee promptly (but in no event later than five Business Days following the Special Mandatory Redemption Outside Date), or (ii) the Company has given the Series Trustee written notice that the Arrangement Agreement has been terminated (no later than five Business Days following such termination) or that the Company has, in its reasonable judgment, determined that the Acquisition will not be consummated (no later than five Business Days thereafter), the Series Trustee shall, no later than five Business Days following the receipt of such notice from the Company, deliver written notice to each Holder of the Notes (such date of notification to the Holders of the Notes, the “Redemption Notice Date”), that all outstanding Notes shall be redeemed at the Special Mandatory Redemption Price on or about the fifth Business Day following the Redemption Notice Date (such date, the “Special Mandatory Redemption Date”) automatically and without any further action by the Holders, such written notice to append the notice of special mandatory redemption delivered by the Company to the Series Trustee.

(c) At or prior to 12:00 pm (New York City time) on the Business Day immediately preceding the Special Mandatory Redemption Date, the Company shall deposit with the Series Trustee funds sufficient to pay the Special Mandatory Redemption Price plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the Special Mandatory Redemption Date; provided, that, to the extent such deposit is received by the Series Trustee after 12:00 p.m. (New York City time), on any such due date, such deposit will be deemed deposited on the next Business Day. If the Company makes such a deposit in accordance with this Section 7.02(c), such Notes will cease to bear interest on and after the Special Mandatory Redemption Date.

ARTICLE VIII

COVENANTS

Section 8.01. Change of Control.

(a) If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the applicable series of Notes, the Company will make an offer to each Holder of such Notes to repurchase all or any part (in integral multiples of $1,000) of that Holder’s applicable series of Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but excluding, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of an impending Change of Control (whether or not a Below Investment Grade Rating Event has occurred), the Company will mail (or with respect to global Securities, to the extent permitted or required by applicable Depositary procedures or regulations, send electronically) a notice to each Holder, with a copy to the Series Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(b) The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Indenture or the Notes by virtue of such conflict.

(c) On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

(i)	accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Company’s offer;

(ii)	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(iii)

deliver or cause to be delivered to the Series Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.

(d) The Paying Agent will promptly mail to each Holder of Notes properly tendered the purchase price for the Notes and, upon a written order from the Company, the Series Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.

(e) The Company will not be required to make an offer to repurchase the Notes of a series upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes of such series properly tendered and not withdrawn under its offer.

(f) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes of a series validly tender and do not withdraw such Notes in a change of control offer as described in this Section 4.01 and the Company, or any third party making such an offer in lieu of the Company as described in Section 8.01(e), purchase all of the Notes of such series validly tendered and not withdrawn by such Holders, the Company or such third party shall have the right, upon not less than 15 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to the offer described in this Section 8.01, to redeem all Notes of such series that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the price paid to Holders on the Change of Control Payment Date plus accrued and unpaid interest to, but excluding, the Second Change of Control Payment Date.

Section 8.02. Restrictions on Secured Debt. Solely for purposes of the Notes, Section 10.09 of the Original Indenture is hereby replaced in its entirety with the following:

The Company shall not at any time create, incur, assume or guarantee, and shall not cause or permit a Subsidiary to create, incur, assume or guarantee, any Secured Debt without making effective provision (and the Company covenants that in such case it will make or cause to be made such effective provision) whereby the Notes then Outstanding shall be secured by the mortgage, security interest, pledge, lien or encumbrance (a “security interest”) relating to such Secured Debt equally and ratably with or, at the option of the Company, prior to, any and all other obligations and indebtedness thereby secured, so long as any such other obligations and indebtedness shall be so secured; provided, however, that the foregoing covenants shall not be applicable to the following:

(a) any security interest existing on the issue date of the Notes;

(b) any security interest securing the Notes;

(c) any security interest on current assets (as determined by reference to those assets classified as current on the Company’s most recently available consolidated balance sheet) securing indebtedness incurred to finance working capital requirements, provided, however, that the indebtedness secured by such security interest does not mature later than 270 days from the date incurred;

(d) any security interest on any property, plant or equipment acquired by the Company or a Subsidiary (including through merger or consolidation) and created within 270 days after the acquisition to secure or provide for the payment of all or any part of the purchase price of the property;

(e) any security interest on any property, plant or equipment improved or constructed by the Company or a Subsidiary and created within 270 days after the later of the commencement of operations of such property, plant or equipment or completion of such construction or any repairs, additions or other improvements thereon, to secure or provide for the payment of all or any part of the cost of such construction or repairs, additions or other improvements;

(f) any security interest existing on property at the time of acquisition by the Company or a Subsidiary (including through merger or consolidation);

(g) any security interest in respect of Sale and Leaseback Transactions permitted under subsection (b) of Section 8.03;

(h) any security interest existing on the property, shares or indebtedness of a corporation at the time it becomes a Subsidiary, but not created in anticipation of the transaction in which the corporation becomes a Subsidiary;

(i) any security interest on the property, shares or indebtedness of a corporation existing at the time the corporation is merged or consolidated with the Company or a Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the properties of a corporation to the Company or a Subsidiary, but not created in anticipation of any such transaction;

(j) any security interest in favor of the Company or any of its Subsidiaries;

(k) any security interest in favor of any U.S. or foreign government or governmental body to secure payments of any amounts owed under contract or statute or to secure indebtedness incurred for the purpose of financing the purchase price or cost of construction;

(l) any security interest resulting from the deposit of funds in trust for the purpose of defeasance or satisfaction and discharge of debt securities of the Company or its Subsidiaries; or

(m) any extensions, renewals or replacements of any of the security interests referred to above, provided that the amount of Secured Debt to be secured in such extension, renewal or replacement shall not exceed the then sum of (i) the outstanding principal amount at the time of such extension, renewal or replacement and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such extension, renewal or replacement. The extension, renewal or replacement of such security interest shall be limited to the assets which secured the security interest so extended, renewed or replaced (including any improvements on such assets).

Notwithstanding the foregoing provisions of this Section 8.02, the Company and any one or more Subsidiaries may create, incur, assume or guarantee Secured Debt without equally and ratably securing the Notes to the extent that the sum of (i) the amount of all Secured Debt then outstanding, other than Secured Debt referred to in subsections (a)-(m) of this Section 8.02, plus (ii) the amount of Attributable Debt in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions permitted under subsections (a) or (b) of Section 8.03, does not at the time exceed the greater of 15% of Consolidated Net Tangible Assets and $460,000,000.

Section 8.03. Restrictions on Sale and Leaseback Transactions. Solely for purposes of the Notes, Section 10.10 of the Original Indenture is hereby replaced in its entirety with the following:

The Company shall not, and will not cause or permit any Subsidiary to, enter into any Sale and Leaseback Transaction unless at the effective time of such Sale and Leaseback Transaction:

(a) the Company or such Subsidiary would be entitled, without equally and ratably securing the Notes, to incur Secured Debt secured by a mortgage or security interest on the Principal Property to be leased pursuant to Section 8.02 (other than pursuant to subsections (g) or the last paragraph of Section 8.02);

(b) the Company shall apply an amount equal to net proceeds from the Sale and Leaseback Transaction, within 180 days after the effective date of such Sale and Leaseback Transaction, (i) to the prepayment or retirement of Securities or other indebtedness for borrowed money which was recorded as Funded Debt of the Company and its Subsidiaries as of the date of its creation and which, in the case of such indebtedness of the Company, is not subordinate and junior in right of payment to the prior payment of Securities or (ii) to the prepayment or retirement of any mortgage, lien or other security interest in the Principal Property existing prior to such Sale and Leaseback Transaction; provided, however, that the amount to be so applied to the retirement of such indebtedness shall be reduced by:

(i)	the aggregate principal amount of any Securities delivered within 180 days of the effective date of any such Sale and Leaseback Transaction to the Series Trustee for retirement, and

(ii)

the aggregate principal amount of such indebtedness (other than any Securities) retired by the Company or a Subsidiary within 180 days of the effective date of any such Sale and Leaseback Transaction; or

(c) the Company or such Subsidiary would be entitled, without equally and ratably securing the Notes, to incur Secured Debt in an amount at least equal to the Attributable Debt in respect of such Sale or Leaseback Transaction pursuant to the last paragraph of Section 8.02 of this Sixth Supplemental Indenture.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01. Events of Default.

The Events of Default shall apply to the Notes, except that solely for purposes of the Notes, Sections 6.01(7) and (8) of the Original Indenture are hereby replaced in their entirety with the following:

“(7) acceleration of Indebtedness of the Company or any Significant Subsidiary aggregating more than $150 million so that such Indebtedness becomes due prior to the date on which the same would otherwise become due and payable, unless such acceleration is rescinded, annulled or otherwise cured prior to the giving of the notice referred to in the first paragraph of Section 6.02 with respect to the Securities of such series; or

(8) final and nonappealable judgments or orders to pay, in the aggregate at any one time, more than $150 million rendered by a court of competent jurisdiction against the Company or a Significant Subsidiary, continued for 90 days (during which execution shall not be effectively stayed or bonded) without discharge or reduction to $150 million or less; or”.

ARTICLE X

SATISFACTION, DISCHARGE AND DEFEASANCE

Section 6.01 of the Original Indenture shall apply to the Notes, except that solely for purposes of the Notes, the following shall be deleted and shall be of no force or effect with respect to the Notes:

“In addition, the Opinion of Counsel shall be to the effect that Holders of the Securities and Coupons, if any, of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company’s exercise of its option under this Section 5.01 and will be subject to Federal income tax in the same amount, in the same manner and at the same times as would have been the case if such option had not been exercised and must refer to and be based upon a ruling of the Internal Revenue Service.”

ARTICLE XI

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Solely for purposes of the Notes, Article VIII of the Original Indenture is hereby replaced in its entirety with the following:

Section 11.01. Consolidation, Merger, Sale or Conveyance. Nothing contained in the Indenture or the Notes shall prevent any consolidation or merger of the Company with or into any other corporation, entity, corporations or entities (whether or not affiliated with the Company), or successive consolidations or mergers in which the Company or its successor or successors shall be a party or parties, or shall prevent any sale, conveyance or lease of all or substantially all of the property of the Company to any other corporation or entity (whether or not affiliated with the Company) authorized to acquire and operate the same; provided, however, and the Company hereby covenants and agrees, that any such consolidation, merger, sale or conveyance or lease shall be upon the conditions that (a) the corporation or entity (if other than the Company) formed by or surviving any such consolidation or merger, or to which such sale, conveyance or lease shall have been made, shall be a corporation organized or existing under the laws of the United States, any State thereof or the District of Columbia; (b) the due and punctual payment of the principal of, premium, if any, and interest, if any, on the Notes, and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Company, shall be expressly assumed by supplemental indenture satisfactory in form to the Series Trustee executed and delivered to the Series Trustee, by the corporation or entity (if other than the Company) formed by such consolidation, or into which the Company shall have been merged, or by the corporation or entity which shall have acquired or leased such property; (c) immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, shall have happened and be continuing; and (d) the Company shall deliver or cause to be delivered to the Series Trustee an Officers’ Certificate and an Opinion of Counsel, each to the effect that such merger, consolidation, sale, conveyance or lease complies with the Indenture, and an Opinion of Counsel stating that the Notes and the Indenture constitute valid and legally binding obligations of the Company or the corporation or entity (if other than the Company) formed by such consolidation, or into which the Company shall have been merged, or by the corporation or entity which shall have acquired or leased such property, as applicable, subject to customary exceptions.

Section 11.02. Successor to Be Substituted. In case of any such consolidation, merger, sale, conveyance or lease and upon the assumption by the successor corporation or entity, by supplemental indenture, executed and delivered to the Series Trustee and satisfactory in form to the Series Trustee, of the due and punctual payment of the principal of, premium, if any, and interest, if any, on the Notes and the due and punctual performance of all the covenants and conditions of the Indenture to be performed by the Company, such successor corporation or entity shall succeed to and be substituted for the Company, with the same effect as if it had been named herein as the party of the first part, and the Company (including any intervening successor to the Company which shall have become the obligor hereunder) shall, except in the case of a lease, be relieved of any further obligation under the Indenture and the Notes; provided, however, that in the case of a sale or conveyance of all or substantially all of the property of the Company (including any such intervening successor) in connection with which there is not a plan providing for the complete liquidation of the Company (including any such intervening successor), the Company (including any such intervening successor) shall continue to be liable on its obligations under the Indenture and the Notes to the extent of liability to pay the principal of, premium, if any, and interest, if any, on the Notes at the time, places and rate prescribed in the Indenture and the Notes. Such successor corporation or entity thereupon may cause to be signed, and may issue either in its own name or in the name of the Company, any or all of the Notes which theretofore shall not have been signed by the Company and delivered to the Series Trustee; and, upon the order of such successor corporation or entity instead of the Company and subject to all the terms, conditions and limitations in the Indenture prescribed, the Series Trustee shall authenticate and shall deliver any Notes which previously shall have been signed and delivered by the officers of the Company to the Series Trustee for authentication, and any Notes which such successor corporation or entity thereafter shall cause to be signed and delivered to the Series Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under the Indenture as the Notes theretofore or thereafter issued in accordance with the terms of the Indenture as though all of such Notes had been issued at the date of the initial issuance of the Notes.

In case of any such consolidation, merger, sale, conveyance or lease such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued, as may be appropriate and consented to by the Series Trustee.

ARTICLE XII

SUPPLEMENTAL INDENTURES

Section 9.01 of the Original Indenture shall apply to the Notes, except that solely for purposes of the Notes, Section 9.01(12) of the Original Indenture is hereby deleted and replaced in its entirety with the following:

“(12) to make provision with respect to the conversion rights of Holders pursuant to the requirements of Section 4.05; or

(13) to comply with the requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act; or

(14) to conform the provisions of this Indenture or the Securities to the “Description of the Notes” and the “Description of Debt Securities” sections in the Prospectus, as set forth in an Officers’ Certificate delivered to the Trustee stating that such provision was intended to be a verbatim recitation of a provision of this Indenture.”

ARTICLE XIII

MISCELLANEOUS

Section 13.01. Trust Indenture Act Controls.

If any provision of this Sixth Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this Sixth Supplemental Indenture by the Trust Indenture Act, the required or deemed provision shall control. The following Trust Indenture Act terms have the following meanings for purposes of this Sixth Supplemental Indenture and the Notes:

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Sixth Supplemental Indenture.

“indenture trustee” or “institutional trustee” means the Series Trustee and not the Original Trustee.

“obligor” on the indenture securities means the Company and any other obligor on the indenture securities.

Section 13.02. Notices.

Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:

if to the Company:

Hasbro, Inc.

1027 Newport Avenue

Pawtucket, Rhode Island 02861

Attention: Executive Vice President, Chief Legal Officer and Corporate Secretary

Facsimile: (401) 431-8697

with a copy to:

Cravath, Swaine and Moore LLP

825 Eighth Avenue

New York, New York 10018

Attention: Craig F. Arcella

Facsimile: (212) 474-1024

if to the Series Trustee:

U.S. Bank National Association

One Federal Street, 10th Floor

Boston, MA 02110

Attention: Global Corporate Trust Services—Hasbro, Inc.

Facsimile: (617) 603-6667

if to the Original Trustee:

The Bank of New York Mellon Trust Company, N.A.

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

Attention: Corporate Trust Administration

Facsimile: (412) 234 8377

The Company or the Series Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Section 13.03. Governing Law; Jury Trial Waiver.

THIS SIXTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. EACH OF THE COMPANY AND THE TRUSTEES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SIXTH SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.04. No Personal Liability of Directors, etc.

None of the Company’s directors, officers, employees, incorporators or stockholders, as such, shall have any liability for any of the Company’s obligations under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.05. Successors.

All agreements of the Company in the Indenture and the Notes shall bind its successors. All agreements of the Series Trustee in the Indenture shall bind its successors.

Section 13.06. Multiple Originals.

The parties may sign any number of copies of this Sixth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Sixth Supplemental Indenture. The exchange of copies of this Sixth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Sixth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Sixth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.07. Table of Contents; Headings.

The table of contents and headings of the Articles and Sections of this Sixth Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 13.08. Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes, except the Series Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Series Trustee assumes no responsibility for their correctness and shall have no liability with respect thereto. The Series Trustee makes no representation as to the validity or sufficiency of this Sixth Supplemental Indenture or of the Notes. The Series Trustee shall not be accountable for the Company’s use of the proceeds from the Notes or for monies paid over to the Company pursuant to this Sixth Supplemental Indenture. The Series Trustee shall have no responsibility or liability with respect to any information, statement or recital in any offering memorandum, prospectus, prospectus supplement or other disclosure material prepared or distributed with respect to the issuance of the Notes. All rights, protections, privileges, indemnities and benefits granted or afforded to the Series Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Series Trustee under this Sixth Supplemental Indenture.

Section 13.09. Adoption, Ratification and Confirmation.

The Original Indenture, as supplemented and amended by this Sixth Supplemental Indenture is in all respects hereby adopted, ratified and confirmed.

Section 13.10. Electronic Transmissions.

The Company agrees that the Series Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to the Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Series Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Series Trustee Instructions using Electronic Means and the Series Trustee in its discretion elects to act upon such Instructions, the Series Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Series Trustee cannot determine the identity of the actual sender of such Instructions and that the Series Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Series Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Series Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Series Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Series Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Series Trustee, including without limitation the risk of the Series Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Series Trustee and that there may be more secure methods of transmitting Instructions than the method or methods selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to them a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Series Trustee immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: S.W.I.F.T., e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Series Trustee, or another method or system specified by the Series Trustee as available for use in connection with its services under the Indenture.

IN WITNESS WHEREOF, the parties have caused this Sixth Supplemental Indenture to be duly executed as of the date first written above.

HASBRO, INC.

By:	/s/ Deborah M. Thomas
	Name:	Deborah M. Thomas
	Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Original Trustee

By:	/s/ Lawrence M. Kusch
	Name:	Lawrence M. Kusch
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Series Trustee

By:	/s/ Karen R. Beard
	Name:	Karen R. Beard
	Title:	Vice President

[Signature page to Sixth Supplemental Indenture]

EXHIBIT A

Form of Global Note

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

CUSIP:

ISSUE DATE:

HASBRO, INC.

% NOTES DUE 20

$	No.: R-[•]

Hasbro Inc., a Rhode Island corporation (herein called the “Company”), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of MILLION DOLLARS ($ ) or such other principal amount as shall be set forth on Schedule I hereto on November 19, 20 and to pay interest thereon at the rate of %, or as may be adjusted pursuant to the terms hereof, per annum from November 19, 2019 or from the most recent interest payment date to which interest has been paid or duly provided for, on May 19 and November 19 of each year, commencing May 19, 2020 (each an “Interest Payment Date”), until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, except as provided in the Indenture hereinafter referred to, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which will be the May 4 and November 4, as the case may be, immediately preceding each Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and either may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to the Holders not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture. Payment of the principal of and interest on this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of principal and interest at maturity will be made against presentation of this Note at the principal corporate trust office of the Trustee (the “Corporate Trust Office”) (or such other office as may be established pursuant to the Indenture), by check or wire transfer.

All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Indenture dated as of March 15, 2000 (the “Original Indenture”), as supplemented by the Sixth Supplemental Indenture dated as of November 19, 2019 (together with the Original Indenture, the “Indenture”), among the Company, The Bank of New York Mellon Trust Company, National Association, as original trustee, and U.S. Bank National Association, as series trustee (the series trustee herein called the “Trustee,” which term includes any successor Trustee under the Indenture).

Reference is hereby made to the further provisions of this Note set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee under the Indenture referred to on the reverse hereof by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by the manual or facsimile signature of its Executive Vice President and Chief Financial Officer, under its corporate seal reproduced hereon and attested by the manual or facsimile signature of its Executive Vice President, Chief Legal Officer and Corporate Secretary.

Date: November 19, 2019

HASBRO, INC.

By:
	Name:	Deborah M. Thomas
	Title:	Executive Vice President and Chief Financial Officer

ATTEST:

Name:	Tarrant L. Sibley
Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

Trustee’s Certificate of Authentication

This is one of the Notes described in the Indenture.

Dated: November 19, 2019

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

(Reverse of Note)

HASBRO, INC.

% NOTES DUE

1.Interest. (a) The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above, as may be adjusted as set forth below. The Company will pay interest semi-annually on May 19 and November 19 of each year, beginning May 19, 2020. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid from November 19, 2019; provided, that, if there is no existing Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(b) The interest rate payable on this Note will be subject to adjustment from time to time if either Moody’s or S&P or, if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available, in each case for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934 selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be (a “Substitute Rating Agency”), downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the Notes, in the manner described below.

If the rating assigned by Moody’s (or any Substitute Rating Agency therefor) of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on this Note will increase from % by an amount equal to the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under “S&P Rating Percentage”):

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If the rating assigned by S&P (or any Substitute Rating Agency therefor) of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on this Note will increase from % by an amount equal to the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under “Moody’s Rating Percentage”):

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If at any time the interest rate on the Notes has been increased and either Moody’s or S&P (or, in either case, a Substitute Rating Agency therefor), as the case may be, subsequently upgrades its rating of the Notes, the interest rate on the Notes will be decreased such that the interest rate on this Note equals % plus the percentages set forth opposite the ratings from the tables above in effect immediately following the upgrade in rating. If Moody’s (or any Substitute Rating Agency therefor) subsequently upgrades its rating of the Notes to Baa3 (or its equivalent, in the case of a Substitute Rating Agency) or higher, and S&P (or any Substitute Rating Agency therefor) upgrades its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on this Note will be decreased to % (and if one such upgrade occurs and the other does not, the interest rate on this Note will be decreased so that it does not reflect any increase attributable to the upgrading rating agency). In addition, the interest rates on the Notes will permanently cease to be subject to any adjustment in this Section 1(b) (notwithstanding any subsequent downgrade in the ratings by either or both rating agencies) if the Notes become rated Baa1 and BBB+ (or, in either case, the equivalent thereof, in the case of a Substitute Rating Agency) or higher by Moody’s and S&P (or, in either case, a Substitute Rating Agency therefor), respectively (or one of these ratings if the Notes of such series are only rated by one rating agency).

Each adjustment required by any downgrade or upgrade in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a Substitute Rating Agency therefor), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the Notes be reduced to below    % or (2) the interest rate on the Notes exceed    %.

No adjustments to the interest rate on the Notes shall be made solely as a result of a rating agency ceasing to provide a rating of the Notes. If at any time Moody’s or S&P ceases to provide a rating of the Notes, the Company shall use commercially reasonable efforts to obtain a rating of the Notes of such series from a Substitute Rating Agency, if one exists, in which case, for purposes of determining any increase or decrease in the interest rate on this Note pursuant to the tables above (1) such Substitute Rating Agency will be substituted for the last rating agency to provide a rating of the Notes but which has since ceased to provide such rating, (2) the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (3) the interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals % plus the appropriate percentage, if any, set forth opposite the deemed equivalent rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (2) of this paragraph) (plus any applicable percentage resulting from a decreased rating by the other rating agency).

For so long as only one rating agency provides a rating of the Notes, any subsequent increase or decrease in the interest rate on this Note necessitated by a reduction or increase in the rating by the rating agency providing the rating shall be twice the applicable percentage set forth in the applicable table above. For so long as neither Moody’s nor S&P (nor, in either case, a Substitute Rating Agency therefor) provides a rating of the Notes, the interest rate on this Note will increase to, or remain at, as the case may be,    %.

Any interest rate increase or decrease described above will take effect from the first Interest Payment Date following the date on which a rating change occurs that requires an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the next Interest Payment Date following the date on which a rating change occurs. If Moody’s or S&P (or, in either case, a Substitute Rating Agency therefor) changes its rating of the Notes more than once prior to any particular Interest Payment Date, the last change by such agency prior to such Interest Payment Date will control for purposes of any interest rate increase or decrease with respect to the Notes of such series pursuant to this Section 1(b) relating to such rating agency’s action. If the interest rate payable on the Notes is increased as described above, the term “interest,” as used with respect to the Notes, will be deemed to include any such additional interest unless the context otherwise requires.

The Company will advise the Trustee and the Holders of the Notes of any occurrence of a rating change that requires an interest rate increase or decrease described above within five business days of such rating change.

2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders of the Notes at the close of business on the May 4 or November 4 next preceding the Interest Payment Date (whether or not a Business Day). The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.

If an Interest Payment Date, the maturity date, any redemption date, or any earlier required repurchase date with respect to the Notes falls on a day that is not a Business Day, the payment will be made on the next Business Day with the same force and effect as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date or the maturity date, as the case may be, to the date the payment is made.

3. Registrar and Agents. Initially, U.S. Bank National Association will act as Registrar, Paying Agent and agent for service of notices and demands. The Company or any of its Subsidiaries may act as Paying Agent. The address of U.S. Bank National Association is One Federal Street, 10th Floor, Boston, MA 02110.

4. Indenture. The Company issued the Notes under the Indenture dated as of March 15, 2000 (the “Original Indenture” and, as supplemented by the Sixth Supplemental Indenture dated as of November 19, 2019, the “Indenture”), among the Company, The Bank of New York Mellon Trust Company, National Association and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”). Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, 15 U.S.C. ss.ss. 77aaa-77bbbb (the “TIA”), as in effect on the date of the Indenture. The Notes are subject to all such terms, and the Holders of the Notes are referred to the Indenture and the TIA for a statement of them. To the extent that any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption by the Company. [Prior to    , 20    ,]1 the Notes will be redeemable, in whole at any time or in part from time to time, at the Company’s option at a redemption price equal to the greater of:

(i)	100% of the principal amount of the Notes to be redeemed; and

(ii)

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus                basis points,

plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

[In addition, on and after ,    20    , the Notes will be redeemable, in whole at any time or in part from time to time, at the Company’s option at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date.]2

Notwithstanding the foregoing, installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a redemption date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the Regular Record Date in accordance with the Notes and the Indenture.

Notice of any redemption will be mailed (or with respect to global Securities, to the extent permitted or required by applicable Depositary procedures or regulations, sent electronically) at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed by the Company or by the Trustee on the Company’s behalf; provided that notice of redemption may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Notes. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by the Depositary, in the case of Notes represented by a global Security, or by the Trustee by lot or a method the Trustee otherwise deems to be fair and appropriate, in the case of Notes that are not represented by a global Security. Calculation of the redemption price will be made by the Company or on the Company’s behalf by such Person as the Company shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

[1]	Applicable only in the case of the 2024 Notes, the 2026 Notes and the 2029 Notes.

[2]	Applicable only in the case of the 2024 Notes, the 2026 Notes and the 2029 Notes.

“Arrangement Agreement” means the agreement dated as of August 22, 2019, among the Company, 11573390 Canada Inc., a Canadian corporation and wholly owned subsidiary of the Company, and Entertainment One Ltd., a Canadian corporation.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the Notes to be redeemed (assuming the Notes matured on                , 20    ) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming the Notes matured on                , 20    ).

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four of such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means any Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means (i) each of BofA Securities, Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer, and (ii) at least three other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

6. Special Mandatory Redemption. If (i) the Company does not consummate the acquisition of Entertainment One Ltd. contemplated by the Arrangement Agreement (the “Acquisition”) on or prior to March 30, 2020 (the “Special Mandatory Redemption Outside Date”), (ii) the Company gives written notice to the Trustee that the Arrangement Agreement has been terminated or (iii) the Company determines in its reasonable judgment that the Acquisition will not be consummated (in which case, the Company will give written notice thereof to the Trustee), the Notes will be redeemed in accordance with this paragraph 6 in whole at a special mandatory redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of such Notes being redeemed, plus accrued and unpaid interest on the principal amount of such Notes to, but excluding, the Special Mandatory Redemption Date.

If (i) the Company does not consummate the Acquisition on or prior to the Special Mandatory Redemption Outside Date, the Company will promptly give written notice thereof to the Trustee promptly (but in no event later than five Business Days following the Special Mandatory Redemption Outside Date), or (ii) the Company has given the Trustee written notice that the Arrangement Agreement has been terminated (no later than five Business Days following such termination) or that the Company has, in its reasonable judgment, determined that the Acquisition will not be consummated (no later than five Business Days thereafter), the Trustee shall, no later than five Business Days following the receipt of such notice from the Company, deliver written notice to each Holder of the Notes (such date of notification to the Holders of the Notes, the “Redemption Notice Date”), that all outstanding Notes shall be redeemed at the Special Mandatory Redemption Price on or about the fifth Business Day following the Redemption Notice Date (such date, the “Special Mandatory Redemption Date”) automatically and without any further action by the Holders, such written notice to append the notice of special mandatory redemption delivered by the Company to the Trustee.

At or prior to 12:00 pm (New York City time) on the Business Day immediately preceding the Special Mandatory Redemption Date, the Company shall deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the Special Mandatory Redemption Date; provided, further, that to the extent such deposit is received by the Series Trustee after 12:00 p.m. (New York City time), on any such due date, such deposit will be deemed deposited on the next Business Day. If the Company makes such a deposit in accordance with this paragraph 6, such Notes will cease to bear interest on and after the Special Mandatory Redemption Date.

7. Change of Control Repurchase Event. If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes, the Company will make an offer to each Holder of Notes to repurchase all or any part (in integral multiples of $1,000) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but excluding, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of an impending Change of Control (whether or not a Below Investment Grade Rating Event has occurred), the Company will mail (or with respect to global Securities, to the extent permitted or required by applicable Depositary procedures or regulations, send electronically) a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Indenture or the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

(i)	accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Company’s offer;

(ii)	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the purchase price for the Notes and, upon a written order from the Company, the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a change of control offer as described above and the Company, or any third party making such an offer in lieu of the Company as described in this paragraph 6, purchase all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party shall have the right, upon not less than 15 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to the offer described in this paragraph 6, to redeem all Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the price paid to Holders on the Change of Control Payment Date plus accrued and unpaid interest to, but excluding, the Second Change of Control Payment Date.

“Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by all the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies, provided that no such extension shall occur if on such 60th day the Notes are rated Investment Grade by at least one of such Rating Agencies and is not subject to review for possible downgrade by such Rating Agency); provided further that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if any of the Rating Agencies making the reduction in rating that would otherwise be recognized by this definition does not announce or publicly confirm or inform the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s Subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its Subsidiaries;

(2) the adoption of a plan relating to the Company’s liquidation or dissolution; or

(3) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its wholly-owned Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of the Company’s Voting Stock, measured by voting power rather than number of shares; provided that a merger shall not constitute a “change of control” under this definition if (i) the sole purpose of the merger is the Company’s reincorporation in another state and (ii) the Company’s shareholders and the number of shares of the Company’s Voting Stock, measured by voting power and number of shares, owned by each of them immediately before and immediately following such merger are identical.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization,” within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934, as amended, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

8. Convertibility. The Notes are not Convertible Debt Securities.

9. Sinking Fund. The Notes are not subject to any sinking fund.

10. Governing Law. The Notes and the Indenture shall be deemed to be contracts made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said state without regard to the conflict of laws principles thereof.

11. Defeasance and Covenant Defeasance. In accordance with Section 5.03 of the Original Indenture, the Company may elect under certain conditions either (A) to defease and be discharged from any and all obligations with respect to the Notes (except as otherwise provided in the Indenture) (“defeasance”) or (B) with respect to such Notes, to be released from its obligations with respect to such Notes relating to restrictions on secured debt and restrictions on Sale and Leaseback Transactions, pursuant to Sections 10.09 and 10.10 of the Original Indenture, respectively (“covenant defeasance”), upon the irrevocable deposit with the Trustee, in trust for such purpose, of money, and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest, if any, on such Notes on the scheduled due dates therefor. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that (i) the Holders of such Notes will not recognize income, gain or loss, for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (such opinion, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service) and (ii) if the deposit referred to above shall include U.S. Government Obligations, such deposit shall not result in the Company, the Trustee or such trust being regulated as an “investment company,” under the Investment Company Act of 1940, as amended.

12. Denominations, Transfer, Exchange. The Notes shall be known and designated as the “    % Notes due 20    .” The initial maximum aggregate principal amount of the Notes that may be authenticated and delivered under the Sixth Supplemental Indenture shall not exceed $        except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, Notes pursuant to Section 2.02, 3.04, 3.05, 3.06 or 9.05 of the Original Indenture (unless the issue of this series of Notes is “reopened” by issuing additional Notes of such series (the “Additional Notes”)), in an amount or amounts and registered in the names of such Persons as shall be set forth in any written order of the Company for the authentication and delivery of the Notes pursuant to Section 3.03 of the Original Indenture. The Notes are issuable in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 thereof. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

13. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

14. Amendment and Waiver. Subject to certain exceptions, without notice to the Holders of the Notes, the Indenture or the Notes may be amended with the consent of (i) the Holders of not less than a majority in principal amount of the Outstanding Securities, or (ii) in case less than all of the several series of Outstanding Securities are affected by such amendment, the Holders of not less than a majority in principal amount of the series so affected voting as a single class; and any existing default or compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Without the consent of or notice to any Holder of Notes, the Company and the Trustee may amend the Indenture or the Notes to, among other things, cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture, or make any other provisions with respect to matters or questions arising under the Indenture, provided that such other provision does not adversely affect the interests of the Holders in any material respect.

15. Defaults and Remedies. If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of Notes may declare all the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity and/or security satisfactory to it, subject to the provisions of the TIA, before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in writing in its exercise of any trust or power with respect to the Notes.

16. Trustee Dealings with the Company. U.S. Bank National Association, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

17. No Recourse Against Others. No stockholder, director, officer or incorporator, as such, past, present or future, of the Company or any successor corporation or trust shall have any liability for any obligation of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such liability. This waiver and release are part of the consideration for the issuance of the Notes.

18. Authentication. This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

19. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= Custodian), AND U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to: Hasbro, Inc. 1027 Newport Avenue, Pawtucket, Rhode Island 02861, Attention: Executive Vice President, Chief Legal Officer and Corporate Secretary.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                             attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature:

NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Schedule I

SCHEDULE OF TRANSFERS AND EXCHANGES

The following increases or decreases in Principal Amount of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such Decrease or Increase	Signature of Authorized Signatory of trustee or Custodian